CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Capital Management Investment Trust and to the use of our report dated January 30, 2012 on the financial statements and financial highlights of the Capital Management Mid-Cap Fund and the Capital Management Small-Cap Fund (each a series of shares of beneficial interest of Capital Management Investment Trust).   Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
March 29, 2012